News Release

AGL Resources names Andrew W. Evans president and chief operating officer

Beth Reese named executive vice president and chief financial officer

Industry veterans appointed to additional key positions

ATLANTA - May 6, 2015 - AGL Resources (NYSE: GAS), the nation's largest natural gas-only distribution company, today announced the appointment of Andrew W. Evans as president and chief operating officer. Evans formerly was executive vice president and chief financial officer. John W. Somerhalder II will remain chairman and CEO.

The company also appointed Elizabeth W. (Beth) Reese as executive vice president and chief financial officer. Reese formerly served as senior vice president of AGL Resources and president of Illinois-based Nicor Gas, the largest of AGL Resources' seven natural gas distribution companies.

"We are fortunate to have these two veteran AGL Resources executives assume two key executive leadership roles," said Somerhalder. "They bring to these positions a wealth of experience with our industry and our company. Their leadership styles and deep knowledge of our business will benefit all of our stakeholders."

Evans joined AGL Resources in 2002 as vice president of finance and treasurer. In 2005 he was named senior vice president and chief financial officer and in 2006 was promoted to executive vice president and chief financial officer. As president and COO, he will be responsible for all of AGL Resources' operations and finance.

Since joining the company in 2000, Reese has served as vice president of several business units, including operational planning and analysis, business innovation, customer service and finance, and she also served as controller. She became the first female president of Nicor Gas in 2012. In her role as executive vice president and chief financial officer, Reese will direct finance, accounting, and business planning functions for all AGL Resources businesses.

Leadership changes for nonregulated businesses, Nicor Gas

AGL Resources announced the following additional leadership changes:

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Peter Tumminello has been named executive vice president of nonregulated businesses. As such, he will be responsible for all operations outside of the regulated entities, including wholesale services, retail energy and retail services. He will continue as president of Sequent Energy Management and will maintain executive responsibility for midstream operations. Tumminello formerly was executive vice president of wholesale services and midstream operations.

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Melvin D. Williams has been named senior vice president of AGL Resources and president of Nicor Gas. Williams has been with AGL Resources for more than 25 years. He most recently served as senior vice president of planning and business services and also has served as vice president and general manager, Atlanta Gas Light and Florida City Gas. During his career with AGL Resources, he has been director of new business development and director of regulatory affairs. In his new role, Williams will oversee all operations for the largest natural gas utility in Illinois, serving approximately 2.2 million residential, commercial and industrial customers.

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Media Contact
Terry Redman
Office: 404-584-4335
Cell: 404-316-4443
tredman@aglresources.com